Exhibit 99.1

                                     EPOCH

For Immediate Release

EPOCH ANNOUNCES 22% INCREASE IN ASSETS UNDER MANAGEMENT

NEW YORK--(BUSINESS WIRE) - April 4, 2007 -- Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser and the operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") increased 22 percent, or $970 million, to $5.38 billion as of March 31, 2007 from $4.41 billion as of December 31, 2006.

"We believe our significant growth in assets under management this quarter reflects the growing acceptance among investors of our free cash flow investment approach as the appropriate methodology for valuing companies in today's investment environment," said William W. Priest, Chief Executive Officer of the Company. "We saw significant cash flows into our Global Equity Shareholder Yield strategy which is a direct application of finding global companies whose managements are committed to returning their free cash flow to shareholders in the form of high dividends, stock repurchases and debt reductions."

"We received additional institutional mandates this quarter and we're also pleased to have announced two new significant sub-advisory relationships," added Priest. "Skandia Global Funds launched an offshore fund using our U.S. Large Cap Value service and John Hancock Funds launched an open-ended retail mutual fund employing our Global Equity Shareholder Yield service which they will distribute on an exclusive basis to the retail investment community."

Priest concluded, "Also during the quarter, we continued our commitment to growing our professional staff by adding three talented and experienced investment professionals including: Janet Navon, Managing Director, Portfolio Management and Senior Analyst; Kenneth Hightower, Director, Quantitative Research and Risk Management; and Dina DiCenso, Senior Associate and Analyst."

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York, with an office in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S. Balanced; Global Small Cap Value; Global Absolute Return; Global Equity Shareholder Yield; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:

Whit Clay, Sloane & Company, 212-446-1864, wclay@sloanepr.com